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                  CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

         Wright & Company, Inc. hereby consents to the use of our analysis relating to the evaluation entitled "Summary Report, Evaluation of Oil and Gas Reserves To the Interests of Atlas America, Inc. in Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective September 30, 2003, Job 03.744," for use in Atlas America's Registration Statement on Form S-1, and to all references therein to Wright & Company, Inc. as having prepared such analysis and as an expert concerning such analysis.


                                                       Wright & Company, Inc.

                                                       /s/ D. Randall Wright
                                                       ------------------------
                                                       President

Wright & Company, Inc.
Brentwood, TN
February 9, 2004